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                                                                    EXHIBIT 10.9

                           ALTUS PHARMACEUTICALS INC.
                AMENDED AND RESTATED DIRECTOR COMPENSATION POLICY

      The Compensation Committee of the Board of Directors of Altus Pharmaceuticals Inc. (the "Company") has approved the following policy which establishes compensation to be paid to non-employee directors of the Company, effective as of the closing of the Company's initial public offering (the "Effective Time"), to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company's Board of Directors. All stock option amounts set forth herein shall be subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company's common stock following the Effective Time.

APPLICABLE PERSONS

      This policy shall apply to each director of the Company who is not an employee of, or compensated consultant to, the Company or any Affiliate, unless such compensation is received solely for services provided as a member of the Scientific Advisory Board (each, an "Outside Director"). Affiliate shall mean a corporation which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

STOCK OPTION GRANTS

      Annual Grants

      Each Outside Director shall annually be automatically granted a non-qualified stock option to purchase 8,722 shares of the Company's common stock under the Company's Amended and Restated 2002 Employee, Director and Consultant Stock Plan, or any subsequently adopted plan, (the "Stock Plan") at each annual meeting of the Board of Directors following the Company's annual meeting of stockholders; provided that if there has been no annual meeting of stockholders held by the first day of the third fiscal quarter of any year, each Outside Director will still automatically receive an annual grant of a non-qualified stock option provided for under this policy on the first day of the third fiscal quarter of the applicable year; and provided further, that if an annual meeting of stockholders is subsequently held during the same fiscal year, no additional annual grant shall be made.

      Initial Grant For Newly Appointed or Elected Directors

      Each new Outside Director on the date of his or her initial appointment or election to the Board of Directors shall automatically be granted a non-qualified stock option to purchase 17,444 shares of the Company's common stock under the Stock Plan.

ANNUAL CASH FEE

      Each Outside Director shall be compensated on an annual basis for providing services to the Company. Each Outside Director shall receive an annual fee of $20,000.

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      Cash Payments

      Cash payments to be paid to an Outside Director shall be paid quarterly in arrears as of the last day of each calendar quarter. If an Outside Director dies, resigns or is removed during any quarter, he or she shall be entitled to a cash payment on a pro rata basis through his or her last day of service.

      Initial Fee For Newly Appointed or Elected Directors

      On the last day of the first fiscal quarter following an Outside Director's first election or appointment to the Board of Directors after the Effective Time, such Outside Director shall receive his or her quarterly cash compensation prorated in accordance with the terms of this policy from the beginning of the calendar quarter in which he or she was initially appointed or elected and payable as set forth above.

BOARD COMMITTEE COMPENSATION

      Each Outside Director shall also receive an annual fee of $5,000 for each committee of the Board of Directors on which such individual serves (if not serving as Chairman of such committee) and shall automatically be granted a non-qualified stock option under the Stock Plan to purchase 2,181 shares of the Company's common stock upon election to such committee and an annual grant of a non-qualified stock option to purchase 1,090 shares of the Company's common stock each year thereafter. However, the Chairman of each committee, other than the Audit Committee, shall receive an annual fee of $10,000 and shall automatically be granted a non-qualified stock option under the Stock Plan to purchase 4,361 shares of the Company's common stock upon election as Chairman of such committee and an annual grant of a non-qualified stock option to purchase 2,181 shares of the Company's common stock each year thereafter. The Chairman of the Audit Committee shall receive an annual fee of $12,500 for services as Chairman and shall automatically be granted a non-qualified stock option under the Stock Plan to purchase 4,361 shares of the Company's common stock upon election of Chairman of such committee and an annual grant of a non-qualified stock option to purchase 2,181 shares of the Company's common stock each year thereafter.

      The annual committee service option grants referenced in the paragraph above shall be automatically granted at each annual meeting of the Board of Directors following the Company's annual meeting of stockholders; provided that if there has been no annual meeting of stockholders held by the first day of the third fiscal quarter of any year, each Outside Director will still automatically receive annual committee service option grants of non-qualified stock options provided for under this policy on the first day of the third fiscal quarter of the applicable year; and provided further, that if an annual meeting of stockholders is subsequently held during the same fiscal year, no additional annual committee service option grants shall be made. Notwithstanding the foregoing, the annual committee grants for fiscal 2006 shall be made on the date of the adoption of this Amended and Restated Director Compensation Policy to all Outside Directors who have been elected to a committee on or prior to such date.

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PURCHASE PRICE AND OTHER PROVISIONS APPLICABLE TO ALL STOCK OPTIONS

      All options granted under this policy shall be granted automatically at the times set forth herein without any further action by the Compensation Committee and shall (i) vest quarterly over four years commencing on the date of grant, subject to the Outside Director's continued service on the Board or applicable committee; provided that all such options shall become exercisable in full immediately prior to a change in control of the Company, (ii) have an exercise price equal to the fair market value of the Company's common stock as determined in the Stock Plan, and (iii) contain the terms and conditions set forth in the form of non-qualified stock option agreement previously approved by the Compensation Committee; and provided, further, however, that any options granted under this policy on or before the date of the adoption of this Amended and Restated Director Compensation Policy shall vest quarterly over four years commencing as of January 1, 2006 for any Outside Director who was serving as an Outside Director as of the Effective Time and for all other Outside Directors as of the first day of their service to the Board or applicable committee.

EXPENSES

      Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Outside Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors, Committees thereof or in connection with other Board related business.

AMENDMENTS

      The Compensation Committee or the Board of Directors shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.

DATED:  January 9, 2006, as amended and restated on February 2, 2007

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